Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF MEDIDATA SOLUTIONS, INC.

Medidata Solutions, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Fifth Amended and Restated Certificate of Incorporation filed with the Secretary of State on July 31, 2014 (the “Certificate of Incorporation”).

2.	Article VIII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE VIII

Any director may be removed from the Board of Directors only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the corporation then entitled to vote in the election of directors. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned, a duly authorized officer of the Corporation, this 2nd day of June, 2016.

By:	/s/ Kathryn E. Schneider
Name: Kathryn E. Schneider Title: Assistant Secretary